UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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CIMPRESS N.V.
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CIMPRESS N.V.
Hudsonweg 8
5928 LW Venlo
The Netherlands

SUPPLEMENT TO PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

Cimpress N.V. will hold an Extraordinary General Meeting of Shareholders on Friday, May 27, 2016 at 7:00 p.m. Central European Time, at the offices of Stibbe, Strawinskylaan 2001, 1077 ZZ Amsterdam, the Netherlands, to act on the matters listed below. Based on feedback from our shareholders, Cimpress has made several changes to our 2016 Performance Equity Plan that are described in this supplement. This supplement should be read together with the definitive proxy statement that Cimpress mailed on May 4, 2016 to its shareholders of record at the close of business on April 29, 2016, who are entitled to vote at the extraordinary general meeting, and also together with the amendments and supplements to the definitive proxy statement that Cimpress has filed with the Securities and Exchange Commission.

The matters to be acted upon at the extraordinary general meeting are:

(1) Approve our 2016 Performance Equity Plan;

(2) Amend the Remuneration Policy applicable to our Management Board to allow our Supervisory Board to grant performance awards under the 2016 Performance Equity Plan to the members of our Management Board;

(3) Authorize our Management Board, acting with the approval of our Supervisory Board, until May 27, 2021, to issue ordinary shares or grant rights to subscribe for ordinary shares pursuant to our 2016 Performance Equity Plan; and

(4) Transact other business, if any, that may properly come before the meeting or any adjournment of the meeting.

Our Management Board and Supervisory Board have no knowledge of any other business to be transacted at the extraordinary general meeting.

The changes described in this supplement relate only to the 2016 Performance Equity Plan (proposal #1 above). There are no changes to the other proposals.

IF YOU HAVE ALREADY VOTED AND DO NOT WISH TO CHANGE YOUR VOTE, YOU DO NOT NEED TO DO ANYTHING. YOUR VOTE WILL BE TABULATED AT THE EXTRAORDINARY GENERAL MEETING AS YOU INSTRUCTED.

How to vote:

If you are a holder of record and your shares are not held in “street name” by a bank or brokerage firm, you may vote by completing and signing the proxy card that accompanies this supplement and promptly mailing it in the enclosed postage-prepaid envelope. For your vote to be counted at the meeting, our transfer agent, Computershare Trust Company, Inc., must receive your proxy no later than 4:00 p.m. Eastern Standard Time on Thursday, May 26, 2016.

If the shares you own are held in street name by a bank or brokerage firm, then in order to vote your shares, you will need to follow the directions your bank or brokerage firm provides to you. Many banks and brokerage firms offer the option of voting by mail, over the Internet, or by telephone, which will be explained in the voting instruction form you receive from your bank or brokerage firm.

If you are a record holder and attend the meeting in person, then you may also vote in person. If you hold your shares in street name and wish to attend the meeting and vote in person, then you must bring with you to the meeting an account statement or letter from your bank or brokerage firm showing that you are the beneficial owner of the shares as of the record date and a legal proxy from the holder of record, i.e., your bank or brokerage firm.

How to change your vote if you wish to do so:

If your shares are held in street name by a bank or brokerage firm and you wish to revoke or change your voting instructions, then you must follow the directions you receive from your bank or brokerage firm. If you are a holder of record and your shares are not held in street name, then you can revoke your proxy or change your vote by doing any one of the following things:

•
signing another proxy card with a later date and delivering the new proxy card to our Chief Legal Officer at the offices of our subsidiary Cimpress USA Incorporated, 275 Wyman Street, Waltham, MA 02451 USA no later than 4:00 p.m. Eastern Standard Time on Thursday, May 26, 2016;

•	delivering to our Chief Legal Officer written notice no later than 4:00 p.m. Eastern Standard Time on Thursday, May 26, 2016 that you want to revoke your proxy; or

•	voting in person at the meeting.

Your attendance at the meeting alone will not revoke your proxy.

Important Additional Information and Where To Find It
Promptly after filing a definitive proxy statement with the United States Securities and Exchange Commission ("SEC") relating to the Extraordinary General Meeting of Shareholders to be held on May 27, 2016 (the “EGM”), Cimpress mailed the definitive proxy statement and a proxy card to each shareholder entitled to vote at the EGM. Before making any voting decision, Cimpress shareholders are urged to read the proxy statement (including any amendments or supplements thereto) and any other relevant documents that Cimpress files with the SEC, when they become available, because they will contain important information. Shareholders will be able to obtain, free of charge, copies of the definitive proxy statement and any other documents filed by Cimpress with the SEC in connection with the EGM at the SEC’s website at www.sec.gov, at the Investor Relations section of Cimpress’ corporate website at www.cimpress.com, by writing to Investor Relations, Cimpress, 275 Wyman Street, Waltham, MA 02451, or by calling Cimpress’ Investor Relations at (781) 652-6480.

May 16, 2016
Dear Fellow Shareholder,
I would like to thank the many shareholders that have expressed support for our proposed 2016 Performance Equity Plan, or Equity Plan, and also thank the shareholders who have expressed support with reservations. The constructive feedback and questions we have received over the past three weeks are valuable to us.
Cimpress is a unique company. We seek to attract long-term shareholders who want to partner with us over many years as we work on our objectives to be the world leader in mass customization and to maximize intrinsic value per share. We designed what we believe is an appropriate incentive plan to motivate Cimpress team members to drive long-term value creation for the benefit of all Cimpress stakeholders. The feedback we have received on our Equity Plan from shareholders who we consider to be long-term partners was largely supportive. We believe it was very likely that, as originally designed, this Equity Plan would have received the necessary simple majority of shares voted in favor at the Extraordinary General Meeting on May 27, 2016.
Nonetheless, we have decided to make a few changes based on the feedback we have received. This decision was not taken lightly. We evaluated several options - including the option to make no changes at all. We seek to strike the right balance in motivating outstanding performance that will benefit both shareholders and Cimpress team members. Because we believe there is no single “right answer” to this balance, we have opted to make changes that we think will address some of the key areas of constructive feedback from our long-term shareholders.
The changes are:

1.	We have reduced the number of Cimpress ordinary shares we may issue under the Equity Plan by approximately 30%, from 11.5 million to 8.0 million shares.

2.	We have eliminated the acceleration of the service-based vesting condition upon a change in control (as defined in the Equity Plan).

◦
The previous version of the Equity Plan provided that a change in control would trigger a Performance Dependent Issuance (as defined in the Equity Plan) of all of the performance share units, or PSUs, that had satisfied the service-based vesting conditions PLUS 50% of the outstanding PSUs that had not satisfied the service-based vesting conditions. Under the revised Equity Plan, a change in control would trigger a Performance Dependent Issuance only for the PSUs that had satisfied the service-based vesting conditions before the change in control.

3.
PSUs granted to Robert Keane, our Chief Executive Officer, now have a minimum performance threshold of an 11% compound annual growth rate, or CAGR, of the three-year moving average of Cimpress' daily share price, or 3YMA, at the tenth anniversary of the baseline measurement date, instead of the 7% 3YMA CAGR threshold on the tenth anniversary that applies to other team members' PSUs.

Following this letter is a brief Q&A document about the changes, as well as a redlined version of the Equity Plan so that you may consider this along with our other proxy materials before casting your ballot. If you have already voted your shares and you do not wish to change your vote, no further action is required on your part. If you have already voted your shares but now would like to change your vote in light of this new information or otherwise, you may do so by completing and signing the proxy card accompanying this supplement and promptly mailing it in the enclosed postage-prepaid envelope, if you are a holder of record, or by following the directions for voting that your bank or brokerage firm provides to you, if the shares you own are held in street name by a bank or brokerage firm.
We believe that the Equity Plan was strong and shareholder friendly before these changes, and I hope you agree that these changes make the plan even stronger and more shareholder friendly. As the chairman of Cimpress’ compensation committee and a principal of Cimpress’ largest shareholder, I continue to believe this plan aligns the goals of Cimpress and our long-term shareholders.

Sincerely,
Scott Vassalluzzo
Chairman of the compensation committee of the Cimpress supervisory board

Glossary of key terms:
All terms and abbreviations are defined in detail in our definitive proxy statement. Here are some of the more widely used abbreviations in this document:

•
IVPS - intrinsic value per share, Cimpress' uppermost financial objective, defined as (a) the unlevered free cash flow per share that, in our best judgment, will occur between now and the long-term future, appropriately discounted to reflect our cost of capital, minus (b) net debt per share.

•	LTI - long-term incentive

•	PSU - performance share unit

•	RSU - restricted share unit

•	PPSO - premium-priced share option

•	3YMA - three-year moving average of Cimpress' daily share price

•	CAGR - compounded annual growth rate

Shareholder Q&A regarding Cimpress’ LTI program
We have updated some of the questions and answers from our definitive proxy statement and other supplemental materials we have filed with the SEC to reflect the changes to our Equity Plan described in this supplement. Please refer to the definitive proxy statement for additional supporting detail.

1)
You published dilution tables in your original letter to shareholders with the proxy statement. What is now the expected share dilution given your reduction from 11.5 million to 8.0 million shares issuable under the revised Equity Plan?

a.
The maximum share dilution of 25% in the table below assumes that all shares available in the plan are granted, that each team member receiving a PSU award fully vests by working a minimum of four years after the grant date, and that Cimpress' 3YMA grows at a 20% CAGR or more for the next 13 to 17 years.

Maximum Seven Year Share Dilution vs. March 31, 2016 shares outstanding of 31.5 million shares

	If all shares are issued under the plan
3YMA CAGR (Post Dilution)	Total dilution	Annual dilution (as a % of March 31, 2016 shares outstanding)
20% or above	25%	3.6%
11%	13%	1.8%
7%	6%	0.9%
Below 7%	0.0%	0.0%

b.
The example in the table below illustrates the annual potential share dilution using our diluted shares outstanding as of March 31, 2016 as a starting point if we achieve a 15% CAGR for each of the seven years of grants covered by the plan and therefore a 15% CAGR until the last measurement date in FY2029, at which point the 3YMA would be $369. The example also assumes all team members receiving an annual LTI award allocate the maximum to PSUs. In the event cash savings are used for share repurchases and shares are issued net of taxes as has been our past practice, the net average annual dilution would be 0.85%.

Year	Estimated Total LTI Value	Cash savings relative to minimum allocation to PSUs	3YMA	Share Repurchase Price	Shares issued net of repurchases and taxes	Annual dilution
FY2017	$36,000,000	$24,000,000	$69	$94	384,832	1.19%
FY2018	$38,520,000	$25,680,000	$79	$94	322,427	0.98%
FY2019	$41,216,400	$27,477,600	$91	$105	291,926	0.88%
FY2020	$44,101,548	$29,401,032	$105	$120	271,618	0.81%
FY2021	$47,188,656	$31,459,104	$120	$139	252,723	0.75%
FY2022	$50,491,862	$33,661,241	$139	$159	235,142	0.69%
FY2023	$54,026,292	$36,017,528	$159	$183	218,785	0.64%
					Average	0.85%
Other assumptions: Total LTI pool grows at 7% annually for inflation and new team members; 3YMA increases at 15%; shares are repurchased at a price that is 15% above the 3YMA except FY2017 and FY2018 where the share price as of May 12, 2016 has been used; 30% of shares are withheld for employee taxes. Note that the illustration above is related to our annual LTI award process; we expect PSUs will also be granted outside of that annual process for new hires, promotions, and special awards.

c.
The above example assumes we repurchase shares from the cash savings at a price that is 15% above the 3YMA except for the next two fiscal years where the share price as of May 12, 2016 has been used for illustration. As a point of comparison, over the last 3 years we have repurchased shares on average at a price below our current 3YMA.

d.
The repurchase estimates reflected above are included for illustration purposes; future capital allocation decisions will be made in accordance with our regular capital allocation processes and could result in materially different dilution levels. We see share repurchases as a capital allocation choice, but not specifically as a means of offsetting dilution. This approach has led to the repurchase of nearly 15 million Cimpress ordinary shares since the beginning of FY2012.

e.	The estimated total LTI value has decreased from $40 million for FY2017 in our previously filed Q&A based on further refinement as we finalize our FY2017 budget.

2)	Why did you change Robert Keane's performance measure in year 10 to remove the payout for any 3YMA CAGR below 11%? Why didn't you change it for other team members?

a.
Mr. Keane was willing to make this change to his own compensation based on feedback we received from some of our long-term shareholders. Under the revised Equity Plan, Mr. Keane will receive no LTI payout for a 3YMA CAGR of less than 11%. Assuming 75,000 PSUs are granted to Mr. Keane annually over seven years, this change will lower the number of issued shares, relative to what was originally proposed, by 393,750 at 7% 3YMA CAGR performance for all years and by 590,625 shares at 10%-10.99% 3YMA CAGR performance for all years.

b.
We did not make the change for all team members because we believe it is important to provide additional incentives to make a PSU election more attractive to team members relative to cash retention awards. Though we believe team members are motivated to drive performance in excess of an 11% 3YMA CAGR (and hope we will see a performance dependent issuance prior to 10 years post grant) we also see value in providing for a payout in excess of standard market-like performance for most team members after 10 years. Note that at levels below 9% 3YMA CAGR, the payout is below the original grant value. We believe this is significantly more shareholder friendly than RSUs, which is the equity vehicle that we currently grant to the most team members under the current LTI program. These

RSUs pay out based upon time-based service vesting over 4 years, which works out to a weighted average of 2.5 years, and have no performance component at all.

3)	In the revised Equity Plan, why didn't you change the performance metric for the initial awards to be granted in fiscal year 2017 to something closer to Cimpress' current share price?

a.	As previously disclosed, we believe the 3YMA CAGR over a 6-10 year period provides the least-flawed proxy for the change in our IVPS over the same time frame.

b.
We want our team members to be excited about this plan, and we believe that this provides additional incentives to make a PSU election more attractive, which will in turn maximize the probability of Cimpress achieving the highest level of long-term and sustained IVPS. Starting with the current price above the 3YMA helps satisfy this objective.

c.
If we used $90 instead of $69 (the midpoint of the hypothetical 3YMA numbers used in the table on page 17 of our definitive proxy statement) for August 2016 when we expect to grant our initial PSU awards, that would result in 135,266 fewer PSUs issued or 338,165 maximum shares issuable at 20% CAGR. We believe the IVPS benefit of having team members embrace this plan outweighs the 1% potential reduction in share dilution while also maintaining consistency in the plan design for all years.

Past LTI Grant Dates relative to Daily Share Price and 3YMA

This chart illustrates the “lottery effect” of Cimpress’ historical annual grants of RSUs and share options as these grants are subject to short-term volatility that is detached from changes in intrinsic value. Two of the past seven annual grants to executive officers and three of the past seven annual grants to other team members took place when the 3YMA was above the current share price. Due to our past grant practices of setting the number of shares awarded by dividing the dollar-value of the award by the current share price (or the Black Scholes value of an option that is based on the current share price), the number of shares we have granted has also been subjected to this volatility. We believe dividing the grant value by the 3YMA is a better way to reduce the volatility of the economic outcome for employees and shareholders that can result from this lottery effect and is closely connected to the performance measure, which is the change in 3YMA over six to ten years.

Executive officer grants:

Grant Date	Share Price at time of grant	3YMA	Delta
5/7/2009	$ 34.25	$31.71	8%
5/6/2010	$ 47.91	$37.81	27%
5/5/2011	$ 54.02	$40.13	35%
5/4/2012*	$ 37.70	$43.72	-14%
8/15/2012*	$ 39.65	$43.07	-8%
5/31/2013	$ 45.95	$38.74	19%
5/14/2014	$ 39.86	$41.06	-3%
5/19/2015	$ 84.15	$50.21	60%

* The executive officers received four years of grants with an adjusted vesting period to mimic the vesting that would have otherwise been applicable. The exercise price of the options was $50.00 for all years.

Other team member grants:

Grant Date	Share Price at time of grant	3YMA	Delta
7/1/2009	$ 42.89	$32.21	33%
8/11/2010	$ 30.37	$38.49	-21%
8/15/2011	$ 28.58	$41.52	-31%
8/15/2012	$ 39.65	$43.07	-8%
8/15/2013	$ 53.33	$39.12	36%
8/15/2014	$ 47.28	$40.82	16%
8/14/2015	$ 70.48	$53.99	31%

4)	Why did you change the acceleration clause in the Equity Plan in the event of a change in control?

a.
Some of our shareholders expressed concerns about the change in control provision of the previous Equity Plan, and based on that feedback we have revised the change in control provision to eliminate the 50% acceleration of the service-based condition of the PSU awards. Under the revised Equity Plan, only vested PSUs, i.e., PSUs that have satisfied the service-based condition, are eligible to be settled in shares upon a change in control, and only if the actual price paid per share to holders of Cimpress ordinary shares in connection with the change in control equals or exceeds the applicable CAGR performance threshold.

5)	What are the differences between the proposed LTI program, which includes the revised Equity Plan and cash retention awards, and Cimpress' current LTI program that has been in place since 2012?

a.	The answer is in the tables on the following pages (the tables have been updated where applicable as compared with our previous filing to reflect the changes described above).

Comparison of Current and New Compensation Programs

	Current Program (in place since 2012)			New Program (including Equity Plan and cash retention bonuses)
Vehicle	Multi-year premium priced share options (PPSOs)	Restricted share units (RSUs)	LTI Cash (not available to CEO or EOs)	Performance share units (PSUs)	Cash retention bonus (not available to CEO)
Determination/ calculation of award
- Comparative analysis of primary peer group and our pay-for-performance philosophy
- CEO receives 100% of LTI through PPSOs
- Other executive officers (EOs) receive a mix of PPSOs and RSUs
- Number of RSUs calculated based on share price at date of grant

- Comparative analysis of primary peer group and our pay-for-performance philosophy
- CEO receives 100% of LTI through PSUs
- Other EOs elect to receive a minimum of 60% of their LTI to be delivered through PSUs (but a choice up to 100%), with the balance delivered through a cash retention bonus
- Number of PSUs calculated based on grant value divided by 3YMA at grant measurement date

Granting pattern	Pre-loaded 4 years’ worth of grants into one single grant (2012) when share price was >40% below prior 12-month high	Annual grants	Annual grants	Annual grants	Annual grants
Vesting	7 years (vesting schedule mimics 4 years of grants)	4 years/ 25% per year	4 years/ 25% per year	4 years/ 25% per year	4 years/ 25% per year for most employees
Performance requirements	- $50 exercise price (approximately equal to the share price prior to investment program announcements) - Share price must be over $75 for CEO to exercise	N/A	Annual performance goals determined by the Compensation Committee	Based on compound annual growth rate of 3YMA share price, measured 6-10 years after grant	N/A
Performance Hurdle Relative to Grant Value
- Options with 8 year term, CEO grant split into two given annual 1M share grant limit per fiscal year (1M granted in May 2012 at $37.70 and 224,462 granted in Aug 2012 at $34.57).
- The implied 8-year share price CAGR required for the CEO to be able to be exercise 100% of PPSOs is therefore 9% 8-year CAGR from $37.70 to $75 for 1M share grant and 10.2% 8-year CAGR for 224,462 share grant
		No performance hurdle relative to share price	No performance hurdle relative to share price
- CAGR for 6th to 9th anniversary of grant of 11% and higher: sliding scale paid out at first anniversary with CAGR that meets or exceeds 11%
- 10 year CAGR from 7% to 10.99%: sliding scale paid in 10th year for everyone but CEO (must be at least 11% in year 10 for CEO)
- Below 7% CAGR over 10 years: no payout

No performance hurdle relative to share price

	Current Program (in place since 2012)			New Program (including Equity Plan and cash retention bonuses)
Vehicle	Multi-year premium priced share options (PPSOs)	Restricted share units (RSUs)	LTI Cash (not available to CEO or EOs)	Performance share units (PSUs)	Cash retention bonus (not available to CEO)
Downside/ Upside	- 0% if share price below $50 (or $75 for CEO) - Upside with growth in share price above $50	- Always have value unless share price reaches $0 - Upside with growth in share price	- These can be (and occasionally have been) $0 - Upside ranges from 130% in year 1, increasing to 200% in year 4	- These can be $0 - Upside with growth in share price; additionally the number of shares ultimately issued is variable depending on performance	N/A
Timing of grants	- Typically in May for executive officers - Fiscal Q1 (July or August) for employees who are not executive officers			Fiscal Q1 (July or August)
Change in control
- 100% of unvested LTI vehicles vest at CIC per the terms of executive retention agreements in place for CEO, all other EOs and multiple other senior executives
- No single trigger change in control acceleration for other awards to non-executives

The full mid-range target award value for all pending performance periods
- Executive retention agreements that cause 100% acceleration of PPSOs and RSUs do not apply to the new plan
- No acceleration for unvested PSUs (they will be canceled)
- 100% of vested PSUs will be settled in Cimpress shares based on the CAGR calculated using the actual price paid per share relative to the baseline 3YMA of each PSU award (change in control becomes measurement date); no payout if 3YMA CAGR is below 7% (11% for CEO)
No change in control benefit

CEO Compensation:

	Current Program (in place since 2012)			New Program (including Equity Plan)
Vehicle	Multi-year premium priced share options (PPSOs)	Restricted share units (RSUs)	LTI Cash (not available to CEO or EOs)	Performance share units (PSUs)	Cash retention bonus (not available to CEO)
Number of units granted
- 1,224,462 PPSOs granted in CY 2012 as front-loaded LTI compensation for the following 4-year period (fiscal years 2013 to 2016)
- Vesting mimics vesting of what would have occurred for four annual grants each with 25% per year vesting
		N/A	N/A
- Maximum of 75,000 PSUs granted to CEO per year between FY17 and FY23 (7 years) per contract with CEO
- Service-based vesting of 25% per year
- Direct comparison to CEO’s 4-year front-loaded grants of the 2012 PPSOs is a maximum of 300,000 PSUs (i.e. 4 years x 75,000) which, at maximum performance levels would result in 750,000 shares
- When viewed over 7 years of CEO grants, vesting occurs over 11 years leading to between 0 and 1,312,500 shares issued (187,500 average per year for each of 7 grants at maximum)
N/A

To help our shareholders understand the changes to our Equity Plan, we have marked the plan against the original version we filed with our definitive proxy statement to show the changes:

CIMPRESS N.V.
2016 PERFORMANCE EQUITY PLAN

1.	Purpose
The purpose of this 2016 Performance Equity Plan (the “Plan”) of Cimpress N.V., a public company (naamloze vennootschap) incorporated under the laws of the Netherlands (the “Company”), is to advance the interests of the Company’s shareholders by enhancing the Company’s ability to attract, retain and motivate individuals who are expected to make important contributions to the Company and by providing such individuals with equity ownership opportunities and performance-based incentives that are intended to better align the interests of such individuals with those of the Company’s shareholders. Except where the context otherwise requires, the term “Company” includes any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the United States Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”) and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Company’s Supervisory Board.

2.	Eligibility
All of the Company’s employees, officers and directors, including members of the Company’s Management Board and Supervisory Board, as well as consultants and advisors to the Company (as the terms “consultants” and “advisors” are defined and interpreted for purposes of Form S-8 under the United States Securities Act of 1933, as amended, or any successor form), are eligible to be granted Awards under the Plan. Each person who is granted an Award under the Plan is deemed a “Participant.” The Plan provides for the award of performance share units as described in Section 5 (each an “Award”).

3.	Administration and Delegation

(a)Administration by Board. The Company’s Management Board and/or Supervisory Board, as may be permitted by applicable law in any particular instance (the “Board”), administers the Plan. The Board has authority to grant Awards and adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it deems advisable. The Board may construe and interpret the terms of the Plan and any Award agreements entered into under the Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award. The Board takes all actions and makes all decisions with respect to the Plan and any Awards in the Board’s discretion, and the Board’s actions and decisions are final and binding on all persons having or claiming any interest in the Plan or in any Award.

(b)Appointment of Committees. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”). All references in the Plan to the “Board” mean the Board, a Committee or the officers referred to in Section 3(c), in the latter two cases to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee or officers.

(c)Delegation to Officers. Subject to any requirements of applicable law, the Board may delegate to one or more officers of the Company the power to grant Awards (subject to any limitations under the Plan) to eligible persons hereunder and to exercise such other powers under the Plan as the Board may determine. However, the Board shall fix the terms of Awards to be granted by such officers, the maximum number of Shares subject to Awards that the officers may grant, and the time period in which such Awards may be granted. In addition, no officer may be authorized to grant such Awards to any (1) “executive officer” of the Company (as defined by Rule 3b-7 under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”)), (2) “officer” of the Company (as defined by Rule 16a-1 under the Exchange Act), or (3) member of the Company’s Management Board or Supervisory Board.

4.	Shares Available for Awards

(a)Number of Shares; Share Counting.

(1)Authorized Number of Shares. Subject to adjustment under Section 7, the Company may make Awards under the Plan for up to ~~11,500,000~~ 8,000,000 ordinary shares, €0.01 par value per share, of the Company (the “Shares”). Shares issued under the Plan may consist in whole or in part of authorized but unissued Shares or treasury Shares, at the sole discretion of the Board.

(2)Share Counting. For purposes of counting the number of Shares available for the grant of Awards under the Plan under this Section 4(a), the following provisions apply:

(A)If any Award (i) expires or is terminated, surrendered, canceled or forfeited in whole or in part (including as the result of Shares subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right) or (ii) results in any Shares not being issued, the unused Shares covered by such Award will again be available for the grant of Awards; and

(B)Shares that a Participant delivers to the Company (whether by actual delivery or attestation) to satisfy tax withholding obligations (including Shares retained from the Award creating the tax obligation) are not added back to the number of Shares available for the future grant of Awards.

(b)Per Participant Limit. Subject to adjustment under Section 7, the maximum number of Shares with respect to which the Company may grant Awards to any Participant under the Plan is 3,000,000 per fiscal year. The Company shall construe and apply the per Participant limit described in this Section 4(b) consistently with Section 162(m) of the Code or any successor provision thereto, and the regulations thereunder (“Section 162(m)”).

5.	Performance Share Units

(a)General. Subject to the terms and conditions of the Plan, the Board may grant Awards of performance share units as described in the Plan (each unit, a “PSU”).

(b)Terms and Conditions for All PSUs. The Board shall determine the terms and conditions of each Award, including the conditions for vesting, payout and forfeiture and the issue price, if any. Such terms and conditions of Awards shall incorporate, among others, the terms set forth in Schedule 1 attached hereto. In addition:

(1)Settlement. Upon the satisfaction of any service-based vesting conditions and the achievement of objective, predetermined levels of the three-year moving average of the Company share price set forth in the agreement with respect to any Award, the Participant is entitled to receive from the Company with respect to each PSU the number of Shares specified in the Award agreement. If the Board determines that a PSU is to be settled by the issuance of authorized but unissued Shares, the Board may decide that the Shares so issued will be charged at the expense of the freely distributable reserves of the Company.

(2)Voting and Dividend Rights. A Participant has no voting rights with respect to any PSUs and no right to receive dividends or other distributions to shareholders with respect to any PSUs, in each case until becoming a holder of the Shares issuable under the PSUs.

(3)Fractional Shares. The Company shall not issue or deliver fractional Shares under the Plan. The Board shall determine whether cash or other property will be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto will be forfeited or otherwise eliminated by rounding up or down.

6.	Section 162(m) Provisions

(a)Section 162(m) Committee. Notwithstanding anything to the contrary herein, only the Company’s Supervisory Board may make a grant of any Award to a Covered Employee (as defined below) that is intended to qualify, in whole or in part, as “performance-based compensation” under Section 162(m), or if the Supervisory Board contains any directors who are not “outside directors” as defined by Section 162(m), then a Committee of the Supervisory Board composed solely of at least two outside directors may make grants of such Awards to Covered Employees. In the case of such Awards granted to Covered Employees, references to the Board are treated as referring to the Supervisory Board or such a Committee. A “Covered Employee” means any person who is, or who the Board in its discretion determines may be, a “covered employee” under Section 162(m)(3) of the Code.

(b)Establishment of Performance Measures. The Board shall set the performance measures for any Award that is intended to qualify as “performance-based compensation” under Section 162(m) within the time period prescribed by, and otherwise in compliance with the requirements of, Section 162(m). The Board shall specify that the degree of granting, vesting and/or payout is subject to the achievement of one or more objective performance measures established by the Board that are based on the relative or absolute attainment of objective, predetermined levels of share price. Such goals may be absolute in their terms or measured against or in relationship to other companies, and may be based on the three-year moving average per share rather than on spot (daily) share prices. Such performance measures may vary by Participant and may be different for different Awards, may be particular to a Participant or the department, branch, line of business, subsidiary or other unit in which the Participant works, and may cover such period as may be specified by the Board. However, in no case shall performance measures be less stringent than those provided in Schedule 1.

(c)Adjustments. With respect to any Award that is intended to qualify as “performance-based compensation” under Section 162(m), the Board may adjust downwards, but not upwards, the number of Shares payable pursuant to such Award, and the Board may not waive the achievement of the applicable performance measures except in the case of the death or disability of the Participant or a Change in Control as defined in Section 7, below.

(d)Other. The Board has the power to impose such other restrictions on Awards intended to qualify as “performance-based compensation” under Section 162(m), as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements of Section 162(m).

7.	Adjustments for Changes in Shares and Certain Other Events

(a)For purposes of this Plan, a “Change in Control” means an event or occurrence set forth in any one or more of subsections (a)(1) or (a)(2) below, provided, however, that the event or occurrence constitutes a change in the ownership or effective control of the Company, or a change in the ownership in a substantial portion of the assets of the Company, as defined in United States Treasury Regulations Section 1.409A-3(i)(5):

(1)    the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (x) the Company’s then-outstanding ordinary shares (the “Outstanding Company Ordinary Shares”) or (y) the combined voting power of the Company’s then-outstanding securities entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a)(1), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company); (ii) any acquisition by the Company; (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company; (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i) and (ii) of subsection (a)(2) of this Section 7; or (v) any acquisition by Stichting Continuïteit Cimpress pursuant to the Call Option Agreement between the

Company and Stichting Continuïteit Cimpress (formerly Stichting Continuïteit Vistaprint) dated November 16, 2009; or

(2)    the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company in one or a series of transactions (a “Business Combination”), unless, immediately after such Business Combination, each of the following two conditions is satisfied: (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Ordinary Shares and Outstanding Company Voting Securities immediately before such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership, immediately before such Business Combination, of the Outstanding Company Ordinary Shares and Outstanding Company Voting Securities, respectively; and (ii) no Person (excluding the Acquiring Corporation or any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 30% or more of the then outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed before the Business Combination).

(b)A Change in Control shall trigger a Performance Dependent Issuance as defined in Schedule 1 and, upon such a Change in Control, ~~the sum of (i) 100% of the percentage of~~ the PSUs that have satisfied the applicable service-based vesting conditions as of the date of the Change in Control ~~and (ii) 50% of the percentage of the then outstanding PSUs that have not satisfied the applicable service-based vesting conditions,~~ shall be settled for the number of Shares determined per Schedule 1. The date of the Change in Control will become the Measurement Date, as defined in Schedule 1, even if the Change in Control occurs less than six years after the date of the Award. The ~~percentage of the~~ PSUs that have~~has~~ not satisfied the applicable service-based vesting conditions as of the Change in Control~~, after taking into account the first sentence of this paragraph,~~ will be canceled in connection with the Change in Control in exchange for no consideration and the Participant shall have no further rights with respect thereto. ~~For clarity, unvested PSUs that have been canceled before the date of the Change in Control for any reason, including but not limited to the termination of a Participant’s employment or other relationship with the Company, are not considered outstanding and are not subject to clause (ii) of the first sentence of this paragraph.~~

(c)Upon any merger, consolidation, share exchange, reincorporation or other similar transaction which is not a Change in Control, the acquiring or succeeding corporation shall assume all Awards or substitute substantially equivalent awards. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Shares other than an ordinary cash dividend, the Company shall appropriately and proportionately adjust (or make substituted Awards, if applicable) in the manner determined by the Board (i) the number and class of securities available under the Plan, (ii) the Share counting rules and sublimit set forth in Sections 4(a) and 4(b), (iii) the number and class of securities subject to each outstanding Award, and (iv) the performance measures to which outstanding Awards are subject.

8.	General Provisions Applicable to Awards

(a)Transferability of Awards. Except as the Board may, in its sole discretion but in compliance with all then-applicable laws and regulations including, without limitation, Section 409A of the Code and the Treasury Regulations issued thereunder, otherwise determine or provide in an Award agreement, the person who is granted an Award may not sell, assign, transfer, pledge or otherwise encumber such Award, either voluntarily or by operation of law, except by will, the laws of descent and distribution, or pursuant to a qualified domestic relations order.

(b)Documentation. Each Award is evidenced in such form (written, electronic or otherwise) as the Board determines. Each Award may contain terms and conditions in addition to those set forth in the Plan.

(c)Board Discretion. The terms of each Award need not be identical, the Board need not treat Participants uniformly, and the eligibility of an individual to receive an Award does not mean that he or she will receive an Award in any given fiscal year, or at all.

(d)Termination of Status. Unless otherwise provided herein or in the applicable Award agreement, the Board shall determine the effect on an Award of the disability, death, termination or other cessation of employment, authorized leave of absence or other change in the employment (with or without cause) or other status of a Participant and the extent to which, and the period during which, the Participant, the Participant’s legal representative, conservator, guardian, or estate or a beneficiary designated by the Participant to receive amounts due in the event of the Participant’s death may be entitled to rights under the Plan.

(e)Withholding. The Company has the right to deduct from all Award payments any taxes required to be withheld with respect to such payment. The Company may decide to satisfy the withholding obligations through additional withholding on salary, wages or other compensation or amounts owed to the Participant. If the Company elects not to or cannot withhold from other compensation, the Participant must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations. Payment of withholding obligations is due before the Company will issue any Shares on vesting, satisfaction of performance criteria, or payout of an Award, unless the Company determines otherwise. If provided for in an Award or approved by the Board in its sole discretion, a Participant may satisfy such tax obligations in whole or in part by delivery (either by actual delivery or attestation) of Shares, including Shares retained from the Award creating the tax obligation, valued at their fair market value (determined by (or in a manner approved by) the Company). However, except as otherwise provided by the Board, the total tax withholding where Shares are being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for tax purposes, including payroll taxes, that are applicable to such supplemental taxable income), except that, to the extent that the Company is able to retain Shares having a fair market value (determined by (or in a manner approved by) the Company) that exceeds the statutory minimum applicable withholding tax without financial accounting implications or the Company is withholding in a jurisdiction that does not have a statutory minimum withholding tax, the Company may retain such number of Shares (up to the number of Shares having a fair market value equal to the maximum individual statutory rate of tax (determined by (or in a manner approved by) the Company)) as the Company shall determine in its sole discretion to satisfy the tax liability associated with any Award. The Company (i) makes no representations or undertaking regarding the tax consequences to any Participant with respect to any Award and (ii) does not commit to structure the terms of the Award to reduce or eliminate the Participant’s liability for taxes.

(f)Amendment of Award. Subject to the terms of the Plan, the Board may amend, modify or terminate any outstanding Award, provided that the Participant’s consent to such action is required unless (i) the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant’s rights under the Plan or (ii) the action is permitted under Section 7.

(g)Conditions on Delivery of Shares. The Company is not obligated to deliver any Shares pursuant to the Plan or to remove restrictions from Shares previously issued or delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company; (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such Shares have been satisfied, including any applicable securities laws and regulations and any applicable stock exchange or stock market rules and regulations; and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

9.	Miscellaneous

(a)No Right To Employment or Other Status. No person has any claim or right to be granted an Award under the Plan, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

(b)No Rights As Shareholder; Clawback Policy. Subject to the provisions of the applicable Award, no Participant or beneficiary has any rights as a shareholder with respect to any Shares to be issued with respect to an Award until becoming the record holder of such Shares. In accepting an Award under the Plan, a Participant shall agree to be bound by any clawback policy the Company may adopt in the future.

(c)Authorization of Sub-Plans (including for Grants to non-U.S. Employees). The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable securities, tax or other laws of various jurisdictions by adopting supplements to the Plan or in the Award agreements evidencing the Awards (in either case a “Sub-Plan”) containing (i) such limitations on the Board’s discretion under the Plan as the Board deems necessary or desirable or (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board deems necessary or desirable. Any Sub-Plan adopted by the Board is deemed to be part of the Plan, but each Sub-Plan applies only to Participants within the affected jurisdiction and the Company is not required to provide copies of any Sub-Plan to Participants in any jurisdiction that is not the subject of such Sub-Plan.

(d)Effective Date and Term of Plan. The Plan becomes effective on the date the Plan is approved by the Company’s shareholders and has a term of ten years from the date of shareholder approval, provided that Awards granted prior to such date may extend beyond that date.

(e)Amendment or Termination of Plan. The Board may from time to time amend, suspend or terminate in whole or in part, and if suspended or terminated, may reinstate, any or all of the provisions of the Plan. Notwithstanding the foregoing, no amendment is effective without the approval of the Company’s shareholders if such approval is necessary to comply with the applicable provisions of Section 162(m) or other applicable laws or stock exchange rules or regulations.

(f)Priority of Participant Claims. The Plan is unfunded and does not create (and is not construed to create) a trust. The Plan does not establish any fiduciary relationship between the Company and any Participant or other person. To the extent any person holds any right by virtue of being granted an Award under the Plan, such right (unless otherwise determined by the Board) is no greater than the right of an unsecured general creditor of the Company.

(g)Compliance with Section 409A of the Code. This Plan is intended to be exempt from or to comply with Section 409A of the Code relating to nonqualified deferred compensation and all terms used herein shall be interpreted consistently therewith. For purposes of Section 409A of the Code, each payment payable under an Award granted hereunder is treated as separate payment. Neither the vesting nor the settlement of any Award may be accelerated or deferred unless permitted or required by Section 409A of the Code. Except as provided in an individual Award agreement initially or by amendment, if and to the extent (i) any portion of any payment, compensation or other benefit provided to a Participant pursuant to the Plan in connection with his or her employment termination constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code and (ii) the Participant is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code, in each case as determined by the Company in accordance with its procedures, by which determinations the Participant (through accepting the Award) agrees that he or she is bound, the Company shall not pay such portion of the payment, compensation or other benefit before the day that is six months plus one day after the date of “separation from service” (as determined under Code Section 409A) (the “New Payment Date”), except as Section 409A of the Code may then permit. The Company shall pay to the Participant in a lump sum on the New Payment Date the aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and such New Payment Date , and shall pay any remaining payments on their original schedule. Notwithstanding the foregoing, neither the Company nor any of its officers, members of the Board, directors, employees, agents or affiliates has any liability if an Award hereunder is not exempt from or does not comply with Section 409A of the Code.

(h)Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a member of the Board, director, officer, employee or agent of the Company is liable to any

Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan, nor is any such individual personally liable with respect to the Plan because of any contract or other instrument he or she executes in his or her capacity as a director, officer, employee or agent of the Company. The Company shall indemnify and hold harmless each director, officer, employee or agent of the Company to whom any duty or power relating to the administration or interpretation of the Plan is delegated, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Board’s approval) arising out of any act or omission to act concerning the Plan unless arising out of such person’s own fraud or bad faith.

(i)Governing Law. The provisions of the Plan and all Awards made hereunder are governed by and interpreted in accordance with the laws of the Netherlands, excluding choice-of-law principles.

Schedule 1
Terms and conditions of Awards granted under the Plan

Each PSU represents a right to receive between 0 and 2.5 Shares upon the satisfaction of both (A) service-based vesting and (B) performance conditions relating to the compound annual growth rate (“CAGR”) of the three-year moving average daily price per Share (“3YMA”). The issuance of Shares pursuant to a PSU upon satisfaction of both conditions A and B listed below is a “Performance Dependent Issuance.”
If the Shares trade on a national securities exchange, then the Company shall use the daily closing sale prices as officially quoted (for the primary trading session) for the last three years to determine the share prices of the Shares for the purpose of calculating the 3YMA. If the Shares are not publicly traded, then the Board shall determine the method for determining the share price.
A.    Service-based Vesting
Except as the Board may otherwise determine in its discretion, each Award granted to employees will vest no faster than 25% per year over four years so long as the Participant continues to provide services to the Company as of the applicable vesting date. PSU vesting dates are the date(s) when the Participant gains the right to a future Performance Dependent Issuance with respect to the PSUs that have satisfied the service-based vesting condition, subject to achievement of the performance conditions described below.
If a Participant terminates his or her employment or other service relationship with the Company or the Company terminates the Participant’s employment or other service relationship with the Company other than for cause (as defined in the applicable Award agreement), the Participant retains only those PSUs that have vested as of his or her termination date. All of the Participant’s unvested PSUs are canceled as of his or her termination date
B.    3YMA Performance
For each Award, the Company shall calculate a baseline 3YMA as of a specified date at the time of grant (the “Baseline Date”) for the purposes of establishing the number of PSUs to be granted and establishing the baseline against which future performance is measured.
At each of the sixth through tenth anniversaries of the Baseline Date (each such date a “Measurement Date”) until such time as the Performance Dependent Issuance for that Award takes place, the Company shall measure the 3YMA. If the 3YMA CAGR on a Measurement Date, relative to the 3YMA on the Baseline Date, equals or exceeds the minimum CAGR set forth in the tables below, then at the first such Measurement Date the Company shall issue to the Participant the number of Shares determined by multiplying the number of vested PSUs in the Award by the percentage based on the level of performance as set forth below.

Table 1
Applies to the 6th-10th anniversaries of the Baseline Date

CAGR as of the Measurement Date	Multiplier to the number of PSUs subject to the Award
11 to 11.99%	125.0%
12 to 12.99%	137.5%
13 to 13.99%	150.0%
14 to 14.99%	162.5%
15 to 15.99%	175.0%
16 to 16.99%	187.5%
17 to 17.99%	200.0%
18 to 18.99%	212.5%
19 to 19.99%	225.0%
20% to 25.8925%	250.0%
25.8925% or above	Variable Cap (as defined below)

The last row of Table 1 applies a limit (the "Variable Cap") to the 3YMA value of the share issuance (defined as the number of Shares to be issued multiplied by the 3YMA at the Measurement Date on which the Performance Dependent Issuance is triggered) to a maximum of ten times the 3YMA grant value of the Award (defined as the number of PSUs granted multiplied by the 3YMA on the Baseline Date). Therefore, in cases of a 3YMA CAGR above 25.8925%, the Variable Cap (which shall be less than 250.0%) will be applied in order to achieve the fixed ten times maximum 3YMA value of the share issuance. The actual closing price of the Shares issued upon the Performance Dependent Issuance may be higher or lower than the 3YMA used to calculate the number of Shares issued at such time.
If the 3YMA does not reach at least 11% CAGR on any Measurement Date corresponding to the sixth to ninth anniversaries of the Baseline Date, then on the Measurement Date corresponding to the tenth anniversary of the Baseline Date, the Company shall use Table 2 below instead of Table 1 for Participants other than Robert Keane, the Company's Chief Executive Officer. Table 2 below does not apply to Mr. Keane's PSUs, and the Company shall use Table 1 above for Mr. Keane's PSUs on all Measurement Dates.

Table 2
Applies to the 10th anniversary of the Baseline Date
or to a Change in Control

CAGR as of the Measurement Date	Multiplier to the number of PSUs subject to the Award
11% & higher	Same as the table above
10 to 10.99%	112.5%
9 to 9.99%	100.0%
8 to 8.99%	87.5%
7 to 7.99%	75.0%
Less than 7%	0%

If none of the CAGR performance goals are achieved by the Measurement Date corresponding to the tenth anniversary of the Baseline Date, then the Award terminates and no Shares are issued with respect to the Award.

Table 2 shall apply in a Change in Control (except for Mr. Keane's PSUs, with respect to which the Table 1 multipliers shall apply in the event of a Change in Control) except that the actual price paid per Share to holders of the Company’s Shares in connection with the Change in Control, as reasonably determined by the Board (not the 3YMA at the date of the Change in Control), shall be used to calculate the CAGR as of the Measurement Date corresponding to the Change in Control relative to the 3YMA on the Baseline Date.